OPTION AGREEMENT

     THIS OPTION AGREEMENT ("Agreement"), dated September 30, 1997, is entered into between PRINCETON HOSPITAL, INC., a Florida not-for-profit corporation, ("Seller"), and NEWCARE HOSPITAL CORPORATION OR ITS ASSIGNS, a Georgia corporation ("Purchaser"); collectively called the Parties.

                                  RECITALS

     A. Seller owns certain land, improvements, tangible personal property, furniture, fixtures, equipment, cash and cash accounts, accounts receivable, inventory, supplies, licenses and all other tangible and intangible property situated in Orange County, Florida, and utilized in the operation of Princeton Hospital, a 150 licensed bed acute care hospital whose address is 1800 Mercy Drive, Orlando, Florida, 32808 and its accompanying facilities (collectively called the "Hospital Property").

     B. Seller desires to grant to Purchaser and Purchaser is desirous of purchasing and obtaining from Seller an exclusive option to purchase such Hospital Property from Seller under the terms and conditions set forth herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

                         ARTICLE 1:  OPTION TO PURCHASE

     1.1 Grant Of Option. Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser the exclusive, irrevocable option (the "Option") to purchase from Seller all of the Hospital Property whether now existing or hereafter acquired, free and clear of all liens, encumbrances or liabilities.

     1.2  Consideration, Expiration and Exercise of Option.

          (a) In consideration of the grant of the Option to Purchaser from Seller, the Purchaser shall pay to the Seller TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00). Payment made by Purchaser for the option shall be non-refundable to the Purchaser.

          (b) Unless sooner exercised, the Option shall expire on September 30, 2002 (the "Expiration Date").

          (c) Purchaser may exercise the Option by giving written notice to Seller on or before the Expiration Date of Purchaser's intent to purchase the Hospital Property (the "Notice of Exercise").

          (d) If Purchaser fails to give notice to Seller as provided in this Section 1.2, then Purchaser shall be deemed to have irrevocably waived all of its rights under this Agreement, and the option shall automatically expire without need for further documentation.

     1.3 Purchase Price. If the Option is exercised, then the purchase price ("Purchase Price") for the Hospital Property shall be an amount equal to the aggregate indebtedness of the Seller at such time as the Option is exercised (including tax-exempt and taxable bonds, capital leases, accounts payable, that certain capital improvement/working capital loan described in the Management Agreement of even date herewith or other debt), which shall be payable by Purchaser at the Closing (hereafter defined) by extinguishment or assumption of all such indebtedness then outstanding, provided that assumption of Seller's tax-exempt and/or taxable bonds shall only be accomplished upon the express written consent of the bondholders of said bonds.

     1.4  Adjustments and Costs.

          (a) All accounts for water, sewer, gas, electrical, telephone and other public utilities payable by Seller shall be transferred to Purchaser's name effective as of the Closing Date.

          (b) Seller and Purchaser shall each pay their own costs and expenses (such as attorneys' and consultants' costs and expenses) incurred by such party in connection with the transactions contemplated by this Agreement not adjusted or allocated as set forth in this Section 1.4 or otherwise provided for in this Agreement.

     1.5 Independent Contract Consideration. Purchaser has delivered to Seller TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) cash (the "Independent Contract Consideration"), which amount has been bargained for and agreed to as consideration for Purchaser's exclusive option to purchase the Hospital Property and for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement and is nonrefundable in all events.

     1.6 Management Agreement. The execution of this Option Agreement is expressly conditioned upon the execution of that certain Management Agreement of even date herewith by and between the parties hereto.

                               ARTICLE 2: CLOSING

     2.1 Closing. The closing of the transaction contemplated by this Agreement shall occur at the offices of the Seller in Orlando, Florida, or such other place, as agreed to by the Parties, at 10:00 a.m. on the first business day which is not less than 60 days after the date on which Purchaser delivers the Notice of Exercise to Seller, or on such other date as may be agreed by the Parties (the "Closing Date").

     2.2 Closing Obligations of the Parties. The Parties shall execute and deliver the following documents (the "Closing Documents") and otherwise cause the following events to occur at the Closing, each being a condition precedent to the others but all being deemed to have occurred simultaneously (and all Closing Documents shall be in form and substance reasonably acceptable to Seller and Purchaser):

          (a) Seller shall execute, have acknowledged where appropriate, and deliver to Purchaser the following items with respect to the Hospital
Property:

               (i) a special warranty deed (the "Deed"), conveying to Purchaser title to the Hospital Property, subject only to the Permitted Exceptions.

               (ii) a bill of sale and assignment (the "Bill of Sale") conveying to Purchaser all of Seller's interests in the Hospital Property;

               (iii) all the original leases and unrecorded agreements affecting the Hospital Property;

               (iv) an affidavit of Seller stating that Seller is not a foreign person in compliance with the requirements of Section 1445(b)(20) of the Internal Revenue Code; and

               (v) such affidavits and other documents as may be required or reasonably requested by Purchaser or its attorneys to effect the consummation of the transactions contemplated hereby.

          (b) Purchaser shall execute, have acknowledged where appropriate, and deliver to Seller the following items:

               (i)  instruments necessary to provide the Purchase Price;
and

               (ii) such affidavits and other documents as may be required or reasonably requested by Seller, its attorneys to effect the consummation of the transactions contemplated hereby.

          (c) Purchaser and Seller shall each execute settlement statements showing payment of the costs of Closing. Prorated items and costs shall be charged or credited to Seller and Purchaser as provided in Section 1.4.

          (d) Seller shall surrender possession of the Hospital Property to Purchaser.

          (e) Seller shall, at its sole cost and expense, cause a title company acceptable to both Parties to issue and deliver to Purchaser an Owner's Policy of Title Insurance Form T-1 (the "Title Policy") in the full amount of the Purchase Price, dated as of the Closing Date, insuring Purchaser's fee simple title to the Hospital Property to be good and indefeasible subject only to the Permitted Exceptions and the standard printed exceptions, except as otherwise to be deleted as described herein, contained in the usual form of the Title Policy except that:

               (i) the exception as to area and boundaries shall be deleted except for "any shortages in area" and such deletion shall be an expense of Purchaser;

               (ii) the exception as to restrictive covenants shall be endorsed to show those restrictive covenants currently filed of record, or if there are none, shall be deleted;

               (iii) the exception as to taxes shall be limited to standby fees and taxes for the current year and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership endorsed "Not yet due and payable"; and

               (iv)  the exception as to mechanics liens shall be deleted.

                               ARTICLE 3: TITLE

     3.1 Owner's Title Evidence. Within 20 days after the date of the Notice of Exercise, Seller shall deliver to Purchaser at Seller's expense the following items relating to the Hospital Property:

          (a) A preliminary title insurance commitment (the "Commitment") showing the status of record title to the Hospital Property, together with legible copies of all documents evidencing exceptions to title shown therein or otherwise affecting the Hospital Property. Such preliminary title insurance commitment shall commit the title company to insure title in the Hospital Property in Purchaser in the amount of the Purchase Price. The Commitment shall affirmatively provide for the deletion, at Seller's sole expense, of all standard printed exceptions of Schedule B-2 thereof. On or before Closing, Seller shall cause the Commitment to be endorsed so as to change the effective date to a date not earlier than 3 days prior to closing;

          (b) Two copies of a current ALTA survey (the "Survey") of the Hospital Property, prepared by a registered Florida professional surveyor ("Surveyor") acceptable to the Parties. The Survey shall certify to Purchaser that: (i) the Survey was made and staked on the ground by the Surveyor; (ii) the Survey shows the location and dimensions of all improvements, highways, streets, roads, railroads, rivers, creeks, or other waterways, fences, any easements, and rights-of-way visible on the ground or reflected in the Commitment, on or adjacent to the Hospital Property, if any; (iii) there are no visible discrepancies, conflicts, or encroachments except as shown on the Survey; (iv) the Hospital Property does or does not lie in the 100-year flood plain as established by the U.S. Army Corp of Engineers or any other governmental body; (v) the Survey is a true, correct, and accurate representation of the Hospital Property; and (vi) the Survey sets forth the number of total acres/square feet (whichever is applicable) comprising the Hospital Property, together with a metes and bounds description thereof. All easements and right-of-way shall be referenced to the recording information applicable to the documents creating such easements or rights-of-way which have been recorded with the County Clerk of Orange County, Florida. The Survey shall locate and mark all corners and angles of the Hospital Property's perimeter on the ground with permanent, buried iron surveyor's stakes. The Survey shall: (i) meet the requirement of a Category IA Survey, as promulgated by the F Society of Professional Surveyors; and (ii) be sufficient to cause the title company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the Title Policy; and (iii) shall be acceptable to the title company for the purpose of deleting the survey exception from the Title Policy.

          (c) A certificate or certificates of taxes due covering the Hospital Property prepared by the Treasurer of Orange County, Florida

     3.2 Title Defects. If Purchaser objects to any matter contained in the Commitment, or on the Survey or if Purchaser asserts the existence of any encumbrance, encroachment or defect in or objection to title which renders title to any portion of the Hospital Property unmarketable (any of which is called a "Defect of Title"), Purchaser shall give written notice to Seller of all Defects of Title within 15 days after the delivery of the Commitment and the Survey or any updates to the Commitment or the Survey disclosing a Defect of Title, but in no event later than Closing. Any item to which Purchaser does not object shall be deemed accepted by Purchaser (the "Permitted Exceptions") . After receipt of such notice, Seller shall immediately proceed to remove or cure all Defects of Title specified in the notice from Purchaser. If all such Defects of Title are not removed or cured prior to or within ten days after the receipt of such notice, Purchaser may elect: (a) to accept title to the Hospital Property subject to the uncured Defects of Title; or (b) to terminate this Agreement.

                     ARTICLE 4: REPRESENTATIONS AND WARRANTIES

     4.1 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

          (a) Seller is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to enter into this Agreement and to fulfill its obligations hereunder.

          (b) Seller is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to enter into this Agreement and to fulfill its obligations hereunder.

          (c) Except for a potential right of first refusal that may be claimed or asserted by Affiliated Princeton Physicians, LLC, Seller has the full right, power and authority to sell and convey the property, and has taken all action necessary to authorize the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder.

          (d) Except for a potential right of first refusal that may be claimed or asserted by Affiliated Princeton Physicians, LLC, Seller has the full right, power and authority to sell and convey the property, and has taken all action necessary to authorize the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder.

          (e) This Agreement and all documents contemplated hereby have been or will be duly authorized and executed (and acknowledged where necessary) by the Parties named as signatories in those documents, and all other necessary actions have been or will be taken, so that this Agreement and all documents contemplated herein are valid and binding upon Seller.

          (f) This Agreement and all documents contemplated hereby have been or will be duly authorized and executed (and acknowledged where necessary) by the Parties named as signatories in those documents, and all other necessary actions have been or will be taken, so that this Agreement and all documents contemplated herein are valid and binding upon Seller.

          (g) The Hospital Property does not contain asbestos or material containing asbestos.

          (h) The Hospital Property does not contain asbestos or material containing asbestos.

          (i) The Hospital Property does not contain PCBs or PCB Items, as those terms are defined in 40 C.F.R. Part 761.

          (j) The Hospital Property does not contain PCBs or PCB Items, as those terms are defined in 40 C.F.R. Part 761.

          (k) The Hospital Property does not contain above ground or underground storage tanks, as those terms are defined in 42 U.S.C. 691 et seq. the Resource Conservation Recovery Act ("RCRA").

          (l) The Hospital Property does not contain above ground or underground storage tanks, as those terms are defined in 42 U.S.C. 691 et seq. the Resource Conservation Recovery Act ("RCRA").

          (m) There is and has been no release of petroleum into the environment from an above ground or underground storage tank at the Hospital Property, as those terms are defined in RCRA.

     There is and has been no release of petroleum into the environment from an above ground or underground storage tank at the Hospital Property, as those terms are defined in RCRA.

     There is and has been no release or threatened release, other than federally permitted releases, of hazardous substances or pollutants or contaminants into the environment from or through the Hospital Property as those terms are defined in 42 U.S.C. ____ et seq. of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA");

     There is and has been no release or threatened release, other than federally permitted releases, of hazardous substances or pollutants or contaminants into the environment from or through the Hospital Property as those terms are defined in 42 U.S.C. ____ et seq. of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA");

     The Hospital Property is in compliance with all applicable federal, state and local environmental statutes, regulations, ordinances, and any permits, approvals, or judicial or administrative orders issued thereunder.

     The Hospital Property is in compliance with all applicable federal, state and local environmental statutes, regulations, ordinances, and any permits, approvals, or judicial or administrative orders issued thereunder.

     The Hospital Property contains no conditions that could result in recovery by any governmental or private party of remedial or removal costs, natural resource damages, property damages, damages for personal injuries, other costs, expenses or damages, or could result in injunctive relief, arising from any alleged injury or threat of injury to health, safety, or the environment relating to the Hospital Property.

     The Hospital Property has full and free access to and from public highways, streets and/or roads adjacent to the Hospital Property and Seller has no actual knowledge of any fact or condition which would result in the termination of such access.

     Seller has not received any notices or demands from any mortgagee of the Hospital Property or from any state, municipal or county government or any agency thereof with regard to the Hospital Property, except notices relating to Sellers present default on its bond debt.

     Seller has not received any notice of, and has no other knowledge or information of, any pending or contemplated change in any applicable law, ordinance or restriction, or of any pending or threatened or judicial or administrative action; or of any action pending or threatened by adjacent landowners; or of any natural or artificial condition upon the Hospital Property, or any party thereof, any of which would result in any material change in the condition of the Hospital Property, or any part thereof, or in any way limited or impede the operation of the Hospital Property, or any part thereof, for any purpose.

     4.2 Purchaser's Representations and Warranties. Purchaser represents and warrants as follows:

          (a) Purchaser has full power and authority to enter into this Agreement and to fulfill its obligations hereunder.

          (b) This Agreement and all documents contemplated hereby have been duly authorized and executed (and acknowledged where necessary) by the Parties named as signatories in those documents, and all other necessary actions have been taken, so that this Agreement and all documents contemplated herein are valid and binding upon Purchaser.

     4.3 Pre-Closing Covenants of Seller. Following execution of this Agreement and prior to Closing, Seller shall:

          (a) pay all taxes and assessments affecting the Hospital Property prior to the date such taxes and assessments are legally due and owing.

          (b) not encumber or permit to be encumbered the Hospital Property in any manner that would materially impact the use of the Hospital Property.

          (c) not engage in or permit any action on the Hospital Property that would materially impact the value or use of the Hospital Property.

          (d) not sell or otherwise dispose of the Hospital Property outside of the ordinary course of business without the consent of NewCare.

                             ARTICLE 5: RISK OF LOSS

     If, between the date of this Agreement and the Closing Date, any material part of the Hospital Property is materially damaged or destroyed by fire or other casualty, or if any material part of the Hospital Property is taken in condemnation or under the right of eminent domain, whether material or not, or proceedings for such taking shall be pending or threatened, Purchaser shall have the right to terminate this Agreement by notice given to Seller within 10 days after receiving notice thereof. Seller shall promptly notify Purchaser of each occurrence of the kind specified above and shall give Purchaser such information relating thereto as Purchaser may thereafter reasonably request. Alternatively, Purchaser may elect to purchase the Hospital Property notwithstanding the damage or taking, without any abatement or diminution of the Purchase Price, in which case Seller shall, on the Closing Date, deliver to Purchaser any insurance proceeds or condemnation awards received by Seller as a result of any occurrence specified herein and assign to Purchaser all of Seller's right, title and interest in and to any insurance proceeds or condemnation awards resulting from any such occurrence that have not yet been received by Seller on that date. Seller shall cooperate with and assist Purchaser in collecting any such proceeds or awards.

                           ARTICLE 6: INDEMNIFICATION

     Seller shall, immediately and on demand, indemnify, defend and hold harmless Purchaser and its (partners, officers, shareholders, directors), together with all of their agents, affiliates, officers, directors, insurers and employees (individually "Indemnified Party" and collectively "Indemnified Parties") from and against any and all liabilities, judgments, injunctive relief, costs and expenses, including without limitation legal fees and disbursements, consultant fees, and costs and expenses incurred in investigating, responding to discovery, or defending, involving claims, demands, actions and causes of action, whether rightfully or wrongfully brought or filed, to which any Indemnified Party may be subject arising out of or relating in whole or in part to (i) ownership of the Hospital Property by Seller, (ii) any actual or alleged contamination of the Hospital Property or adjacent or neighboring land of, any hazardous or toxic substance, pollutant or contaminant, petroleum, gasoline or diesel fuel, crude oil or any fraction thereof, or any other substance regulated by or defined under any federal, state, or local environmental statute (collectively referred to herein as "Hazardous Substances"), (iii) any alleged injury or threat of injury to health, safety or the environment relating to the Hospital Property or adjacent or neighboring land, (iv) any actual or alleged noncompliance with any federal, state or local environmental statutes, regulations, ordinances or any permits, approvals or judicial or administrative orders issued thereunder, giving rise to liability under any federal, state or local environmental statutes or ordinances, or (v) any claim by any governmental or private party for remedial or removal costs, natural resource damages, property damages, damages for personal injuries, or corrective action costs under common law or any federal, state, or local environmental statute. The foregoing indemnity shall be binding upon Seller whether or not any contamination by or presence or release of Hazardous Substances was caused by Seller, whether or not Seller has knowledge of such contamination, presence or release, whether or not such contamination, presence or release was foreseeable or unforeseeable or whether or not such contamination, presence or release is disclosed in or acknowledged by any report, document, study or information obtained by or submitted or provided to Purchaser.

                         ARTICLE 7: DEFAULT AND REMEDIES

     In the event that Purchaser or Seller fails to perform or comply with any of its obligations or the terms contained in this Agreement, the injured party shall have all rights and remedies available at law or in equity, including damages, specific performance and termination of this Agreement, which remedies shall be cumulative and not exclusive, except for circumstances where an exclusive remedy is otherwise specified elsewhere in this Agreement.

                         ARTICLE 8: MISCELLANEOUS MATTERS

     8.1 Recording. Neither party shall record this Agreement or any memorandum of it without the consent of the party hereto, and any recording without such consent shall be a material default hereunder.

     8.2 Assignment. Purchaser may assign its rights hereunder without the prior written consent of the Seller.

     8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally on the party to whom notice is given, or if made by telecopy directed to the party to whom notice is to be given at the telecopy number listed below, or (b) on receipt, if mailed to the party to whom notice is to be given by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:

     To Seller:

     Princeton Hospital, Inc.
     1800 Mercy Drive
     Orlando, Florida  32808
     Attn:  Chairman of the Board

     To Purchaser:

     NewCare Hospital Corporation
     6000 Lake Forrest Drive, Suite 200
     Atlanta, Georgia  30328
     Attn:  President

     8.4 Attorneys' Fees. Should any litigation be commenced between the Parties concerning the Hospital Property, this Agreement or the rights and duties of either Seller or Purchaser in relation thereto, whether it be an action for damages, or equitable or declaratory relief, or to collect any indemnity provided for herein, the prevailing party in such litigation, in addition to such other relief as may be granted by the court, shall also be entitled to collect all of its costs in such action, including the costs of investigation, settlement, expert witnesses and reasonable sums as and for attorneys' fees together with all additional costs incurred in enforcing or collecting any judgment rendered.

                   ARTICLE 9: INTERPRETATION OF AGREEMENT

     9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     9.2 Headings. The article and section headings in this Agreement are for convenience only and shall not be used in its interpretation or considered part of this Agreement.

     9.3 Effect of Agreement. The entire agreement of the Parties is herein written and the Parties are not bound by any agreements, understandings, conditions or inducements otherwise than are expressly set forth and stipulated hereunder. No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party to be charged with such amendment, revocation or waiver. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

     9.4 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws, then it is the intention of the Parties that the remainder of this Agreement shall not be affected but shall remain in full force and effect.

     9.5 Survival and Benefit. The following provisions shall survive the closing: Article 4, Article 6, Section 8.4, and Article 9. Seller acknowledges that all of the conditions to this Agreement are for the sole benefit of Purchase and that Purchaser may unilaterally waive the same.

     9.6 Time. Time is of the essence of this Agreement. If any of the conditions or obligations in this Agreement are not timely met by Purchaser or Seller (including but not limited to tendering funds and signing of closing documents on or before the Closing Date), then Purchaser or Seller, as the case may be, shall be deemed to be in default hereunder, and the non-defaulting party may, at its option, exercise its rights under Article 7.

     9.7  Additional Instruments.   Each Party hereto shall, from time to
time, execute and deliver such additional instruments and documents as the other Party or its counsel may reasonably request to effectuate the intent of this Agreement.

     9.8 Compliance with Laws, Ordinances and Regulations. In performing the obligations, covenants and conditions of this Agreement, Seller and Purchaser shall comply with all applicable laws, ordinances and regulations.

     IN WITNESS WHEREOF, the Parties have duly executed it as of this day and year first above written.

                                    SELLER:

                                    PRINCETON HOSPITAL, INC.

                                    By: /s/ Joe L. Collins
                                       Joe L. Collins

                                    Title: President

                                    PURCHASER:

                                    NEWCARE HOSPITAL CORPORATION

                                    By: /s/ Arthur Doloresco
                                        Arthur Doloresco

                                    Title: President

THE OBLIGATIONS OF NEWCARE HOSPITAL CORPORATION HEREUNDER ARE
HEREBY UNCONDITIONALLY GUARANTEED BY NEWCARE HEALTH CORPORATION.

                                    NEWCARE HEALTH CORPORATION

                                    By: /s/ Chris Brogdon
                                        Chris Brogdon

                                    Title:  Chairman

                                    Date: September 30, 1997